UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 2 TO
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2007

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59 th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 19, 2007, Brainstorm Cell Therapeutics Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report) to report the appointment of Mr. Abraham (Rami) Efrati as the Company’s Chief Executive Officer and then filed Amendment No.1 to the Original Report on October 26, 2007 to report the compensation of Mr. Efrati. The Company is filing this second amendment to the Original Report to further report the signing of an employment agreement with Mr. Efrati. The Current Report is hereby amended to add the following:

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2008, the Company and Brainstorm Cell Therapeutics Ltd. (collectively, “Brainstorm”) entered into an Employment Agreement with Mr. Efrati, the Company’s Chief Executive Officer since October 7, 2007 (the “Employment Agreement”).

Mr. Efrati’s employment under the Employment Agreement is “at will”. It may be terminated by him upon giving notice of ninety (90) days prior to his departure until the first anniversary of his employment and upon notice of one hundred and eighty (180) days’ notice after the first anniversary. Brainstorm may terminate Mr. Efrati’s employment with the same amount of notice however Brainstorm may also terminate Mr. Efrati by giving payment for the notice period in lieu of prior notice and may terminate Mr. Efrati without any notice or any compensation whatsoever if such termination is for cause (as “cause” is defined in the Employment Agreement).

Mr. Efrati has also agreed not to compete with Brainstorm or solicit Brainstorm’s customers or employees during the term of his employment and for a period of twelve (12) months following the termination of his employment for any reason.

The foregoing description of the Employment Agreement for Mr. Efrati does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is incorporated by reference as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The exhibit listed in the Exhibit Index immediately preceding such exhibit is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brainstorm Cell Therapeutics Inc.
February 21, 2008
	By:	/s/ Rami Efrati
Rami Efrati
Chief Executive Officer

EXHIBIT INDEX

Exhibit No .	Description

10.1	Employment Agreement, dated as of October 7, 2007, by and among Brainstorm Cell Therapeutics Ltd., the Registrant and Abraham Efrati.